UNITED STATES SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 17, 2005 (November 13, 2005)
STERLING BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

TEXAS (State or other jurisdiction of incorporation)	0-20750 (Commission File Number)	74-2175590 (I.R.S. Employer Identification No.)
2550 North Loop West, Suite 600
Houston, Texas 77092
(Address of principal executive offices) (Zip Code)
(713) 466-8300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On November 17, 2005, Sterling Bancshares, Inc., a Texas Corporation (the “Company”) and J. Downey Bridgwater entered into (a) an Amendment to the existing employment agreement between the Company and Mr. Bridgwater dated October 31, 2001 and effective as of January 1, 2002 (the “Amendment”), and (b) a new Employment Agreement between the Company and Mr. Bridgwater effective as of January 1, 2006 (the “New Employment Agreement”). The summary of the Amendment and the New Employment Agreement is qualified in its entirety by reference to the complete terms and conditions of such documents. The Amendment is filed herewith as Exhibit 10.1, and the New Employment Agreement is filed herewith as Exhibit 10.2.
     Pursuant to the terms of the Amendment, the term under Mr. Bridgwater’s current employment shall expire on December 31, 2005, at which time the New Employment Agreement will become effective.
     Under the terms of the New Employment Agreement, Mr. Bridgwater will continue to be employed as the Chief Executive Officer and President of both the Company and its subsidiary bank. Unless sooner terminated pursuant to the terms of the New Employment Agreement, the Company will employ Mr. Bridgwater for the period commencing on January 1, 2006 and ending on December 31, 2009. During the employment term, Mr. Bridgwater shall receive a base salary of at least $425,000 per year, and shall be entitled to an annual performance bonus of up to 75% of his base salary, subject to the satisfaction of certain performance criteria as more fully described in the New Employment Agreement. In addition, Mr. Bridgwater is entitled to receive up to 125,000 shares of common stock on January 1, 2010, subject to continued employment and the satisfaction of certain performance criteria as more fully described in the New Employment Agreement. The Company is also obligated to make a cash payment to Mr. Bridgwater to pay any taxes associated with the receipt of such shares.
     The New Employment Agreement requires that Mr. Bridgwater maintain the confidentiality of the Company’s proprietary information and refrain from competing with and soliciting employees from the Company during his employment and for a period of up to two (2) years after termination.
     If the Company terminates Mr. Bridgwater’s employment without cause prior to the expiration of the employment term and prior to a change of control, the Company shall be obligated to continue payment of Mr. Bridgwater’s base salary and to continue the provision of benefits under the terms of the New Employment Agreement through the employment term. Mr. Bridgwater will also be entitled to receive a pro rata portion of 125,000 shares referenced above (and the associated tax payment) as calculated pursuant to the terms of the New Employment Agreement. If Mr. Bridgwater voluntarily terminates his employment based on a material breach by the Company of a material provision of the New Employment Agreement prior to the expiration of the employment term and prior to a change of control, the Company shall be obligated to pay Mr. Bridgwater a lump sum cash payment in an amount equal to the aggregate base salary that he would have earned during the remainder of the employment term, and shall be obligated to continue the provision of benefits under the terms of the New Employment Agreement through the employment term. If, following a change of control, the Company terminates Mr. Bridgwater’s employment for any reason other than death or disability, or Mr. Bridgwater voluntarily resigns for good reason, the Company shall be obligated to pay Mr. Bridgwater a lump sum cash payment equal to three times his base salary and cash bonus as calculated pursuant to the New Employment Agreement, and shall be obligated to continue benefits through the remainder of the employment term or three years after the change of control, whichever is greater. Furthermore, if there is a change of control prior to the expiration of the employment term, Mr. Bridgwater’s right to receive the 125,000 shares of common stock referenced above (and the associated tax payment) shall automatically accelerate.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     On November 13, 2005, the Board of Directors of the Company adopted an amendment to Section 4.5 of the Bylaws. This amendment provides that if the Chairman of the Board of Directors is an executive of the Company, the Board shall appoint a lead director to preside over all meetings of non-executive members of the Board of Directors, and have such other powers and duties as may from time to time be prescribed by the Board of Directors. The summary of the amendment to the Bylaws is qualified in its entirety by reference to the terms of the amendment filed herewith as Exhibit 3.1.
Item 8.01 Other Events
     On November 13, 2005, the Board of Directors of the Company appointed Mr. Bridgwater as the Chairman of the Board of Directors, and appointed David L. Hatcher as the Lead Director.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits.

Exhibit No.	Description

3.1	Amendment to Section 4.5 of the Company’s Bylaws

10.1	Amendment to Employment Agreement between Sterling Bancshares, Inc., a Texas corporation, and J. Downey Bridgwater, dated November 17, 2005.

10.2	Employment Agreement between Sterling Bancshares, Inc., a Texas corporation, and J. Downey Bridgwater, dated November 17, 2005.

99.1	Press Release dated November 17, 2005, announcing the Employment Agreement and the election of J. Downey Bridgwater as Chairman of the Board of Directors of Sterling Bancshares, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned authorized officer.

Sterling Bancshares, Inc.
Date: November 17, 2005	By:	/s/ Stephen C. Raffaele
Stephen C. Raffaele
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amendment to Section 4.5 of the Company’s Bylaws

10.1	Amendment to Employment Agreement between Sterling Bancshares, Inc., a Texas corporation, and J. Downey Bridgwater, dated November 17, 2005.

10.2	Employment Agreement between Sterling Bancshares, Inc., a Texas corporation, and J. Downey Bridgwater, dated November 17, 2005.

99.1	Press Release dated November 17, 2005, announcing the Employment Agreement and the election of J. Downey Bridgwater as Chairman of the Board of Directors of Sterling Bancshares, Inc.